Exhibit 99.3

Prospectus Supplement Summary – Business Overview

About Spring Bank Pharmaceuticals

We are a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using our proprietary small molecule nucleic acid hybrid, or SMNH, chemistry platform. Our SMNH compounds are synthetic nucleotide segments that are designed to mimic the interactions of nucleic acids with proteins. We design our SMNH compounds to selectively target and modulate the activity of specific proteins implicated in various disease states. We are developing our lead SMNH product candidate, inarigivir soproxil, or inarigivir, for the treatment of chronic hepatitis B virus, or HBV. We have designed our antiviral product candidates, including inarigivir, to selectively activate within infected cells the cellular protein, retinoic acid-inducible gene 1 (RIG-I), to inhibit viral replication and to cause the induction of intracellular interferon signaling pathways for antiviral defense. We believe that inarigivir, as a RIG-I agonist, if approved, could play an important role in antiviral therapy as a result of its dual mechanism of action that is designed to selectively modulate the body’s immune response and inhibit viral replication. We are also developing additional SMNH product candidates, including our lead STING (STimulator of INterferon Genes) agonist product candidate, SB 11285, which is an immunotherapeutic agent for the potential treatment of selected cancers.

In April 2017, the World Health Organization, or WHO, Global Hepatitis Report estimated that 257 million people are chronically infected with chronic HBV worldwide, and nearly 900,000 people worldwide die every year due to complications from chronic HBV infection despite the availability of vaccines against the virus. There is no approved cure for chronic HBV and currently approved direct-acting antiviral therapies for the treatment of chronic HBV lack a broadly sustained response following the discontinuation of treatment.

We are developing inarigivir, an orally-administered investigational selective immunomodulator, as a potential backbone in a combinatorial treatment for chronic HBV, with a goal to accelerate and substantially increase functional cure rates in a simple, safe and selective manner. We are currently conducting a global Phase 2 multi-center clinical trial of inarigivir, which we refer to as the ACHIEVE trial. We are also pursuing the development of SB 9225, a co-formulation of inarigivir with tenofovir disoproxil fumarate, as a potential fixed-dose combination product for the treatment of patients with chronic HBV. In addition to the ACHIEVE trial, we continue to explore collaborations, including with siRNA compounds targeting hepatitis B surface antigen, or HBsAg, as well as other antiviral and immunomodulatory mechanisms, and we anticipate that inarigivir will be included in a “triple combination” clinical trial with an siRNA compound or a different mechanism in the first half of 2019. We believe the immunomodulatory activity of inarigivir could become a key component of a future combinatorial treatment for patients infected with chronic HBV, increasing the percentage of chronic HBV patients who achieve a functional cure.

In addition to inarigivir, we are developing our lead STING agonist product candidate, SB 11285, as a potential next-generation immunotherapeutic agent for the treatment of selected cancers. In our preclinical studies in multiple tumor-derived cell lines, SB 11285 has been observed to cause the induction of cytokines consistent with engagement of the target, as well as cell death and apoptosis. Based on our preclinical studies performed to date, SB 11285 has reduced tumor volumes, without dose-limiting toxicities, in multiple rodent tumor models when administered intravenously or intratumorally. These findings lead us to believe that SB 11285 has the potential to be administered clinically by either route of administration, and that SB 11285 may be used to target a variety of tumors at various anatomic sites and, if approved, has the potential to be used in combination with other therapeutic modalities to enhance efficacy. We are currently advancing the SB 11285 program with preclinical, toxicology, and process development efforts. Subject to the results of these preclinical studies, we anticipate that we will submit a clinical trial application for SB 11285 by early 2019, and, if approved, initiate a Phase 1b clinical trial in cancer later in the first half of 2019.

Recent Developments

On August 2, 2018, we announced results from the third cohort (inarigivir 100mg) of Part A of the ACHIEVE trial. In the third cohort, 20 patients were randomized; 17 on inarigivir 100mg (13 HBeAg-positive, 4 HBeAg-negative) and 3 on placebo. The primary endpoints, safety and antiviral activity, were achieved at both week 12 (inarigivir monotherapy) and week 24 (following the switch to Gilead Science’s Viread®300mg (tenofovir disoproxil fumarate, or TDF) after week 12). Inarigivir was well tolerated with no serious adverse events observed. Overall, treatment-emergent adverse events ranged from mild to moderate in severity, with no observed interferon-like side effects or clinical or biochemical events above Grade 3. One HBeAg-negative patient on inarigivir alone had an ALT flare >200 IU with reductions in HBV DNA and HBsAg consistent with previously described inarigivir immune flares. We observed a maximum reduction in both HBV DNA and HBV RNA by up to 2.76log10 and 5.0log10, respectively. Overall, mean HBV DNA reduction at week 12 was 1.0log10, with a mean 0.55log10reduction in HBeAg-positive patients and a mean 2.26log10 reduction in HBeAg-negative patients, which was significantly superior (t-test:p=0.006) to combined placebo from all groups (n=11). Similar log reductions were seen for the secondary endpoint of HBV RNA reduction, with a mean 0.6log10 reduction in HBeAg-positive patients and a mean 1.4log10 reduction in HBeAg-negative patients. Three patients had a greater than 0.5log10 reduction in HBsAg at either week 12 or week 24. Overall, 13 of 47 (28%) of inarigivir-treated patients in the ACHIEVE trial have had a predefined HBsAg response of 0.5log10 decrease, with a mean decrease in the responder group of 0.8log10 (range 0.5 – 1.4log10) at either week 12 or week 24 after the switch to TDF.

Inarigivir responses have been proportional to the baseline HBsAg level and we believe are reflective of the mechanism of action of inarigivir as an immunomodulator. Baseline HBsAg level < 10,000 IU (4log10) has been the strongest predictor of response to inarigivir across all cohorts for HBV DNA and HBV RNA reductions irrespective of HBeAg status. We believe this response is consistent with the known role of HBsAg as a down regulator of the host immune response to HBV.

We have randomized the majority of the patients in the fourth and final cohort (inarigivir 200mg) of the ACHIEVE trial and anticipate that we will have top-line results by the end of 2018 and 24 week results in the first half of 2019.

In July 2017, we entered into a clinical trial supply and collaboration agreement with Gilead Sciences, Inc., or Gilead, under which Gilead is funding and conducting a Phase 2 clinical trial examining the co-administration of inarigivir and Vemlidy® 25 mg (tenofovir alafenamide) in patients infected with chronic HBV. We anticipate that we will have initial results from the inarigivir 50mg + Vemlidy® trial in the first half of 2019. On August 2, 2018, we announced the expansion of the clinical trial being undertaken by Gilead to include two additional cohorts. The new second cohort of the study will assess inarigivir 200mg co-administered with Vemlidy®, subject to independent regulator assessments of the safety of inarigivir at the 200mg dose. Additionally, a new third cohort has been added to examine the administration of inarigivir 100mg in chronic HBV patients currently treated with nucleoside/tide analogues (a “Nuc-suppressed” population).

The expansion of the inarigivir + Vemlidy® co-administration program means that the planned Part B of the ACHIEVE trial evaluating inarigivir with Viread® 300mg is no longer necessary, which allows us to conclude the ACHIEVE trial when the fourth cohort (200mg) of Part A is completed. This expansion also permits us to advance our inarigivir development program into multiple planned Phase 2b/3 programs in early 2019.

Currently-planned clinical trials include: 1) inarigivir monotherapy as an add-on to Nuc-suppressed HBV patients (“Suppress and Shock”) and 2) HBV patients who stop Nuc therapy (“Stop and Shock”). In addition to advancing inarigivir into a Phase 2b/3 program, we plan to initiate a Phase 2b trial with SB 9225, the investigational fixed-dose combination of inarigivir and tenofovir disoproxil fumarate, for treatment-naïveHBV patients.